FOR IMMEDIATE RELEASE

IFF REPORTS SECOND QUARTER SALES AND EARNINGS CONFIRMS 2003 EARNINGS OUTLOOK

New York, N.Y., July 24, 2003.... International Flavors & Fragrances Inc. (NYSE: IFF) (“IFF” or “the Company”) reported earnings per share for the second quarter 2003 of $.54 compared to $.47 for the prior year quarter. The 2003 second quarter results include $6.7 million ($4.4 million after tax or $.05 per share) of nonrecurring charges related to the Company’s ongoing reorganization plan; 2002 second quarter results included $9.2 million ($6.1 million after tax or $.07 per share). Excluding the effects of such charges, 2003 second quarter earnings per share would have been $.59, compared to $.54 in the prior year comparable quarter, representing an increase of 9%.

Second quarter 2003 sales totaled $482.6 million, increasing 1.3% in comparison to the prior year quarter. Sales for the second quarter 2002 included $4.3 million attributable to non-core businesses that the Company disposed of during 2002; excluding such sales from the 2002 results, second quarter 2003 sales increased 2.2% in comparison to the prior year. Reported sales for the 2003 quarter benefited from the strengthening of various currencies, most notably the Euro, the Japanese Yen and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, sales for the second quarter 2003 would have declined approximately 5% in comparison to the prior year quarter, excluding sales attributable to the non-core businesses from the 2002 results.

Sales for the second quarter reflected continued weak customer order activity, most significantly in Europe and North America, and to a lesser extent in Latin America and parts of Asia Pacific. Excluding, for comparative purposes, sales attributable to non-core businesses disposed of during 2002, sales for the second quarter 2003 reflected the following:

•	North America flavor and fragrance sales declined by 1% and 6%, respectively; in total the region declined 4%, reflecting weak economic conditions and ongoing customer efforts to reduce inventory levels. Functional fragrance and chemical sales declined approximately 8%. Fine fragrance sales, reflecting the benefit of several new wins, were essentially flat with the prior year quarter despite the difficult economic environment.

•	Local currency flavor sales in Europe decreased 3%, resulting in a 16% increase in reported dollar sales. Fragrance sales declined 11% in local currency, resulting in an 8% increase in reported dollar sales. Overall, the region’s sales declined 8% in local currency terms and increased 11% in dollars. The local currency performance reflected the persistent economic weakness in much of the European region, most notably in France, Germany, Switzerland and the U.K., where sales performance was weakest in comparison to the 2002 second quarter.

•	Local currency sales in Asia Pacific declined 3%, resulting in a 3% increase in reported dollar sales. Local currency fragrance sales were flat in comparison to the prior year quarter, resulting in a 5% increase in reported dollars. Local currency flavor sales declined 5%, resulting in a 1% increase in reported dollars. Australia and the Philippines accounted for the sales decline in the quarter, more than offsetting mid-to-high single digit sales growth in the other major countries in the region.

•	Latin America sales declined 10%, mainly due to persistent weakness in Brazil, Mexico, Venezuela and Colombia. Fragrance sales in the region declined 13%. Flavor sales increased 3%, benefiting from a 21% increase in Brazil; the strong gain in Brazil was partially offset by declines in Mexico, Venezuela and Colombia.

•	India sales increased 2% in local currency and 7% in reported dollars. This performance was led by a 12% local currency increase in flavor sales; this increase was partially offset by a decline of 6% in fragrance sales for the quarter.

Sales for the six-month period ending June 30, 2003 totaled $948.8 million, increasing 2.9% in comparison to the prior year period. Sales for the 2002 six-month period included $9.4 million attributable to non-core businesses that the Company disposed of during 2002; excluding such sales from the 2002 results, sales for the six-month period ended June 30, 2003 increased 3.9% in comparison to the prior year period. Reported sales for the 2003 period benefited from the strengthening of various currencies, most notably the Euro, the Japanese Yen and the Australian dollar, in relation to the U.S. dollar; had exchange rates remained constant, sales for the first six months in 2003 would have declined approximately 4% in comparison to the prior year period, excluding sales attributable to the non-core businesses from the 2002 results.

Excluding, for comparative purposes, sales attributable to non-core businesses disposed of during 2002, sales for the six-month period ended June 30, 2003 reflected the following:

•	North America flavor and fragrance sales declined by 2% and 6%, respectively; in total the region declined by 5%, reflecting weak economic conditions and ongoing customer efforts to reduce inventory levels. Functional fragrance and chemical sales declined 9%. Fine fragrance sales, reflecting the benefit of several new wins, were essentially flat with the prior year period.

•	Local currency flavor sales in Europe were flat in comparison to the prior year period, resulting in a 19% increase in reported dollar sales. Fragrance sales declined 7% in local currency, resulting in a 13% increase in reported dollar sales. Overall, the region’s sales declined 4% in local currency terms and increased 15% in dollars. The local currency performance reflected the persistent economic weakness in much of the European region.

•	Local currency sales in Asia Pacific declined 2%, resulting in a 3% increase in reported dollar sales. Local currency fragrance sales increased 3% in comparison to the prior year period, resulting in an 8% increase in reported dollars. Local currency flavor sales declined 5% and were flat in reported dollars. Sales performance for the six-month period was weakest in Japan, the Philippines and Australia.

•	Latin America sales declined 8%, mainly due to persistent economic weakness throughout the entire region. Fragrance sales declined 9%, while flavor sales decreased 3%.

•	India sales increased 9% in local currency and 13% in reported dollars. This performance was led by a 14% local currency increase in flavor sales with fragrances increasing by 5% in comparison to the prior year comparable period.

Reorganization Actions

On October 5, 2000, the Company announced a significant reorganization, including management changes, consolidation of production facilities and related actions. On completion, the reorganization is expected to yield annual savings approximating $25 million to $30 million. A portion of these savings is to be reinvested in the business, although a substantial portion is expected to contribute to improving earnings.

In the second quarter 2003, the Company eliminated over 40 positions, principally in its North American and European operating regions. As a result of these actions, the Company recorded nonrecurring pre-tax charges of $6.7 million ($4.4 million after tax or $.05 per share) in the quarter. Year-to-date, the Company has eliminated over 190 positions and recorded nonrecurring pre-tax charges of $27.1 million ($17.9 million after tax or $.19 per share); essentially all elements of these charges relate to employee terminations.

The Company continues to anticipate that total pre-tax costs relating to the reorganization will approximate $110 million. To date, the Company has recorded approximately $101 million of the expected pre-tax charges.

Debt Repurchase

At December 31, 2002, the Company had $1,057 million of debt outstanding, including deferred gains on interest swap transactions approximating $58 million; debt included $700 million of 6.45% long-term notes maturing in May 2006. During the first quarter, the Company repurchased $149 million of the notes; in the second quarter, the Company repurchased an additional $51 million of the notes. All repurchases were funded with commercial paper.

The repurchases were intended to take full advantage of the Company’s strong cash flows and to enable the Company to reduce long-term debt prior to the notes’ scheduled maturity in 2006. Interest expense will be reduced as a result of the shift to commercial paper borrowing. The Company expects, based on current commercial paper borrowing rates, to save approximately $4.0 million annually in interest expense as a benefit of replacing the notes with commercial paper; interest expense savings in 2003 is expected to approximate $3.0 million.

As a result of premiums paid for the notes repurchased during the second quarter and six-month period ended June 30, 2003, the Company incurred pre-tax losses, included in Other income (expense), of $1.5 million and $4.2 million, respectively. The Company does not anticipate additional repurchases of notes this year.

Sale of New York Headquarters

On June 18, 2003, the Company sold its New York headquarters, at which time it entered into a long-term lease with respect to the space it currently occupies (approximately 40% of the building). Proceeds from the sale approximated $90 million and were used to reduce short-term borrowings. The gain on the sale will be deferred and amortized over the initial lease term of 27.5 years, as required under applicable accounting standards.

Outlook for 2003

IFF expects earnings per share for 2003 to be in the range of $1.93 to $1.99 compared to the 2002 comparable of $1.84. Excluding nonrecurring charges, earnings per share are expected to increase between 10% and 14% over comparable 2002 results of $1.92 per share, and to be in the range of $2.12 to $2.18.

IFF now expects full year local currency sales to be flat to up slightly in 2003, excluding for comparative purposes approximately $9.4 million of 2002 sales related to non-core businesses disposed of during 2002. Based on current exchange rates, currency is expected to be favorable by approximately 6%-7% for the year, resulting in an expected increase of 6%-7% in reported dollars.

Richard A. Goldstein, Chairman and Chief Executive Officer of IFF, said, “The actions we have taken over the last several years to streamline our business and realize operating efficiencies enabled us to deliver solid earnings growth in the second quarter.

“We are confident in our ability to deliver expected full year earnings, notwithstanding our cautious sales outlook due to the difficult global economic circumstances. We remain focused on reducing costs and maintaining margins through improved operational efficiencies; we also continue to benefit from lower interest expense as we reduce debt and better manage our invested capital. I am more convinced than ever that the actions we have taken, in combination with our unwavering commitment to Research & Development, will enable us to achieve superior operating results, thus rewarding our shareholders.”

About IFF

IFF is the world’s leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products—from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 34 countries worldwide and annual sales exceeding $1.8 billion. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities Litigation Reform Act of 1995

Statements in this release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including economic, population health and political uncertainties; interest rates; the price and availability of raw materials; the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company’s principal foreign markets and the success of the Company’s hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference call

There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the second quarter 2003 and its expectations for the balance of the year. The dial in number for U.S.-based participants is 800-946-0742; for international participants, the number is 719-457-2650. The passcode for the call is 310448.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Thursday, July 24, 2003 and ending at Midnight on Friday, August 22, 2003. The dial in number for the replay for U.S.-based listeners is 888-203-1112; for international listeners, the number is 719-457-0820. The replay pass code will be 310448.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network’s Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company’s website for twelve months.

Contact

Douglas J. Wetmore Senior Vice President and Chief Financial Officer Phone: 212-708-7145

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International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Quarter Ended June 30,
	2002	2003

Net sales	$476,336	$482,611
Cost of goods sold	272,612	275,235

Gross margin on sales	203,724	207,376
Research & development	35,022	38,897
Selling and administrative	78,921	72,888
Amortization	3,158	3,158

	86,623	92,433

Nonrecurring charges	(9,242)	(6,715)
Interest expense	(9,294)	(7,957)
Other income (expense), net	807	(2,371)

Pretax income	68,894	75,390
Income taxes	23,493	23,992

Net income	$45,401	$51,398

Including nonrecurring charges
Net income	$45,401	$51,398
Earnings per share - basic	$ .48	$ .55
Earnings per share - diluted	$ .47	$ .54

Excluding nonrecurring charges
Net income	$51,492	$55,831
Result per share - basic	$ .54	$ .60
Result per share - diluted	$ .54	$ .59

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data)

	Six Months Ended June 30,
	2002	2003

Net sales	$922,180	$948,835
Cost of goods sold	532,476	545,682

Gross margin on sales	389,704	403,153
Research & development	70,192	77,859
Selling and administrative	154,307	149,003
Amortization	6,316	6,316

	158,889	169,975

Nonrecurring charges	(9,242)	(27,104)
Interest expense	(19,721)	(16,070)
Other income (expense), net	2,772	(4,897)

Pretax income	132,698	121,904
Income taxes	45,350	38,489

Net income	$87,348	$83,415

Including nonrecurring charges
Net income	$87,348	$83,415
Earnings per share - basic	$ .92	$ .89
Earnings per share - diluted	$ .91	$ .88

Excluding nonrecurring charges
Net income	$93,439	$101,325
Result per share - basic	$ .99	$ 1.08
Result per share - diluted	$ .97	$ 1.07

International Flavors & Fragrances Inc. Consolidated Condensed Balance Sheet (Amounts in thousands)

	December 31, 2002	June 30, 2003

Cash & short-term investments	$15,165	$15,881
Receivables	338,607	397,952
Inventories	421,603	441,636
Other current assets	91,374	126,719

Total current assets	866,749	982,188

Property, plant and equipment, net	520,499	491,033
Goodwill and other intangibles, net	782,703	776,387
Other assets	62,743	71,435

Total assets	$2,232,694	$2,321,043

Commercial paper/notes payable - bank	$49,663	$295,307
Other current liabilities	309,834	312,974

Total current liabilities	359,497	608,281

Long-term debt	1,007,085	712,936
Non-current liabilities	291,434	346,602

Shareholders’ equity	574,678	653,224

Total liabilities and shareholders’ equity	$2,232,694	$2,321,043

Capital spending in quarter: $15.4 million
Depreciation in quarter: $18.5 million

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Average Shares Outstanding (in thousands)	2002	2003

Second quarter:
Basic	94,572	93,782
Diluted	96,029	94,874

Year-to-date:
Basic	94,553	93,970
Diluted	96,106	95,077

Quarter ended June 30, 2003 As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	(6)	(6)	(6)

Europe - Reported	8	16	11
Europe - Local Currency	(11)	(3)	(8)

Latin America	(13)	3	(10)

Asia Pacific - Reported	5	1	3
Asia Pacific - Local Currency	--	(5)	(3)

India - Reported	--	14	7
India - Local Currency	(6)	12	2

Total - Reported	--	4	1
Total - Local Currency	(9)	(4)	(6)

Quarter ended June 30, 2003 Pro-Forma to Exclude Non-Core Businesses Disposed of in 2002

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	(6)	(1)	(4)

Europe - Reported	8	16	11
Europe - Local Currency	(11)	(3)	(8)

Latin America	(13)	3	(10)

Asia Pacific - Reported	5	1	3
Asia Pacific - Local Currency	--	(5)	(3)

India - Reported	--	14	7
India - Local Currency	(6)	12	2

Total - Reported	--	6	2
Total - Local Currency	(9)	(2)	(5)

Six months ended June 30, 2003 As Reported

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	(6)	(8)	(7)

Europe - Reported	13	19	15
Europe - Local Currency	(7)	--	(4)

Latin America	(9)	(3)	(8)

Asia Pacific - Reported	8	--	3
Asia Pacific - Local Currency	3	(5)	(2)

India - Reported	11	15	13
India- Local Currency	5	14	9

Total - Reported	3	4	3
Total - Local Currency	(6)	(4)	(5)

Six months ended June 30, 2003 Pro-Forma to Exclude Non-Core Businesses Disposed of in 2002

% Change in Sales by Area of Destination	Fragrances	Flavors	Total

North America	(6)	(2)	(5)

Europe - Reported	13	19	15
Europe - Local Currency	(7)	--	(4)

Latin America	(9)	(3)	(8)

Asia Pacific - Reported	8	--	3
Asia Pacific - Local Currency	3	(5)	(2)

India - Reported	11	15	13
India- Local Currency	5	14	9

Total - Reported	3	6	4
Total - Local Currency	(6)	(2)	(4)